                                                                   EXHIBIT 20.1

[LOGO] LML Payment Systems                                         news release

--------------------------------------------------------------------------------
LML ANNOUNCES SECOND QUARTER RESULTS AND ALSO REPORTS THE CORPORATION IS NOW A
                             DOMESTIC U.S. ISSUER

VANCOUVER, BC, November 15, 2000 - LML PAYMENT SYSTEMS INC. (the "Corporation") (Nasdaq: LMLP) today reported results for the second quarter and six month period ended September 30, 2000. For the second quarter, revenues increased to $2,462,683, an increase of $2,404,419 (4,127%) compared to $58,264 for the corresponding period of the previous year. Operating expenses, exclusive of non-cash items, were $1,898,285, an increase of $1,757,844 (1,252%) compared to $140,441 for the corresponding period of the previous year. Sales and administrative expenses, exclusive of non-cash items, were $916,629, an increase of $741,497 (424%) compared to $175,132 for the corresponding period of the previous year. Operating income was $564,397, an increase of $646,574 (787%) compared to the operating loss of ($82,177) for the corresponding period of the previous year. The increases in revenues, expenses and income for the period were primarily attributable to the inclusion of financial results for wholly-owned subsidiaries CF Data and Check Center and two (2) months financial results for Phoenix EPS and Check Technologies Inc. which were both acquired by the Corporation during the period.

There was a loss before interest, tax, depreciation and amortization ("EBITDA") of ($276,513) or ($.02) per share compared to ($194,000) or ($.02) per share for the corresponding period of the previous year. Non-cash amortization expenses of $719,848 were primarily attributable to corporate acquisitions. There was a net loss of ($997,485) or ($.06) per share, compared to ($375,849) or ($.03) per share reported for the three months ended September 30, 1999.

Revenues for the six months ended September 30, 2000 increased to $4,608,228, an increase of $4,459,811 (3,005%) compared to $148,417 for the corresponding period of the previous year. Operating expenses, exclusive of non-cash items, were $3,640,634, an increase of $3,346,141 (1,137%) compared to $294,493 for the six months ended September 30, 1999. Operating income for the six months ended September 30, 2000 was $967,593, an increase of $1,113,669 (763%) from the operating loss of approximately ($146,076) for the corresponding period of the previous year. Sales, general and administrative expenses, exclusive of non-cash items, increased $1,219,734 (330%) to $1,589,937 compared to $370,203 for the six months ended September 30, 1999.

For the six months ended September 30, 2000, the Corporation reported an EBITDA loss of ($328,717) or ($.02) per share compared to ($461,445) or ($.04) per share for the corresponding period of the previous year. Non-cash amortization expenses of $1,145,094 for the six months ended September 30, 2000, were, again, primarily attributable to corporate acquisitions. There was a net loss of ($1,556,983) or ($.10) per share, compared to a net loss of ($808,998) or ($.07)
per share reported for the corresponding period of the previous year.

At the end of the quarter, the Corporation had available cash of $11,214,057 compared to $99,957 for the corresponding period for the previous year.

                                    -more-

"During this quarter, through prudent investment of financial, technical and managerial resources, we have made important advances toward the accomplishment of our long-term objective of establishing LML Payment Systems as a significant player in the electronic payment processing industry," said Corporation President and CEO, Patrick H. Gaines.

Effective September 30, 2000, the Corporation, which had been a foreign private issuer, became a domestic U.S. issuer for purposes of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, all of the periodic reports (including the Form 10-Q relating to the Corporation's quarter ended September 30, 2000) and other documents required to be filed by the Corporation under the Exchange Act are now filed via Edgar with the U.S. Securities and Exchange Commission (the "SEC") and may be obtained by accessing the database maintained by the SEC at www.sec.gov.

LML Payment Systems is a financial payment processor specializing in providing end-to-end check processing solutions for national, regional and local retail merchants. The Corporation's processing services include traditional check verification and collection along with electronic processing services including Electronic Check Re-presentment (whereby returned paper checks are represented for payment electronically) and Electronic Check Conversion (whereby paper checks are converted into electronic transactions right at the point of sale). The Corporation's intellectual property estate will include a recently allowed patent application regarding internet checking transactions, in addition to U.S. Patent No. 5,484,988. U.S. Patent No. 5,484,988, describes a "Checkwriting point of sale system," which, through a centralized database and authorization system, is capable of providing and administering various electronic payment services for customers and businesses.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.



CONTACTS:       Patrick Gaines
                President & CEO              Investor Relations
                LML Payment Systems Inc.     LML Payment Systems Inc.
                (604) 689-4440               (800) 888-2260

                           LML PAYMENT SYSTEMS INC.

                          CONSOLIDATED BALANCE SHEETS
                               (in U.S. dollars)

                                                                  September 30                 March 31
                                                                          2000                     2000
                                                                             $                        $
                                                                    (Unaudited)
-------------------------------------------------------------------------------------------------------
                                    ASSETS

CURRENT ASSETS
     Cash and short term deposits                                   11,214,057               11,528,850
     Accounts receivable                                               431,586                  369,464
     Prepaid expenses                                                  512,264                  459,999
                                                             -----------------        -----------------
                                                                    12,157,907               12,358,313
                                                             -----------------        -----------------



REAL PROPERTY                                                        1,523,816                1,378,467

CAPITAL ASSETS                                                       7,590,824                2,157,326

PATENTS                                                              1,766,718                  602,491

OTHER ASSETS
     Restricted cash                                                   208,561                        -
     Goodwill, net                                                   7,671,733                7,009,387
     Non-Compete, net                                                  137,509                        -
     Note receivable                                                   233,176                  224,376
     Other assets                                                            -                    7,221
                                                             -----------------        -----------------
                                                                     8,250,979                7,240,984
-------------------------------------------------------------------------------------------------------
                                                                    31,290,244               23,737,581
=======================================================================================================

                                  LIABILITIES
CURRENT LIABILITIES
     Accounts payable and accrued liabilities                        2,069,039                1,370,411
     Settlement holdback                                               350,000                        -
     Current portion of long term debt                                 336,745                1,151,751
                                                             -----------------        -----------------
                                                                     2,755,784                2,522,162

LONG TERM DEBT                                                         381,206                   69,613
                                                             -----------------        -----------------
                                                                     3,136,990                2,591,775
                                                             -----------------        -----------------


                             SHAREHOLDERS' EQUITY

SHARE CAPITAL                                                       29,710,237               44,047,550

DEFICIT                                                             (1,556,983)             (22,901,744)
                                                             -----------------        -----------------
                                                                    28,153,254               21,145,806
-------------------------------------------------------------------------------------------------------
                                                                    31,290,244               23,737,581
=======================================================================================================

                           LML PAYMENT SYSTEMS INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
                     (in U.S. dollars, except share data)
                                  (Unaudited)

                                                                       Three Months Ended                 Six Months Ended
                                                                           September 30                      September 30

                                                                       2000             1999             2000             1999
                                                                          $                $                $                $
                                                              -----------------------------------------------------------------
REVENUE                                                           2,462,683           58,264        4,608,228          148,417

OPERATING EXPENSES                                                1,898,286          140,441        3,640,635          294,493

                                                               ------------     ------------     ------------------------------
OPERATING INCOME (LOSS)                                             564,397          (82,177)         967,593         (146,076)
                                                               ------------     ------------     ------------------------------

SALES, GENERAL & ADMINISTRATIVE EXPENSES                            916,629          175,132        1,589,937          370,203

OTHER ITEMS
       Other expenses                                                21,100          (63,309)           6,122          (54,834)
       Office relocation                                             90,504                -           90,504                -
       Interest Income                                             (187,323)               -         (390,253)               -

LOSS BEFORE INTEREST, TAX, DEPRECIATION
                                                               ------------     ------------     ------------------------------
AND AMORTIZATION                                                   (276,513)        (194,000)        (328,717)        (461,445)
                                                               ------------     ------------     ------------------------------

       Amortization                                                 718,348          127,648        1,145,094          251,335
       Interest expense                                               1,124           54,201           83,172           96,218
                                                               ------------     ------------     ------------------------------
                                                                    719,472          181,849        1,228,266          347,553

                                                               ------------     ------------     ------------------------------
NET LOSS                                                           (995,985)        (375,849)      (1,556,983)        (808,998)
                                                               ============     ============     ==============================

DEFICIT, beginning of period                                    (22,901,744)     (20,554,245)     (22,901,744)     (20,554,245)
DEFICIT ADJUSTMENT                                               22,901,744                -       22,901,744                -
                                                               ------------     ------------     ------------------------------
AS ADJUSTED                                                               -      (20,554,245)               -      (20,554,245)
                                                               ------------     ------------     ------------------------------

DEFICIT, end of period                                             (995,985)     (20,930,094)      (1,556,983)     (21,363,243)
                                                               ============     ============     ==============================
LOSS PER SHARE
       Basic                                                          (0.06)           (0.03)           (0.10)           (0.07)
                                                               ============     ============     ==============================
       Diluted                                                        (0.06)           (0.03)           (0.10)           (0.07)
                                                               ============     ============     ==============================

AVERAGE SHARES OUTSTANDING
       Basic                                                     15,105,306       11,119,066       15,105,306       11,119,066
       Diluted                                                     n/a              n/a              n/a              n/a

                           LML PAYMENT SYSTEMS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOW
                               (in U.S. dollars)
                                  (Unaudited)

                                                                          Six Months Ended
                                                                            September 30

                                                                          2000                    1999
                                                                             $                        $
--------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED FOR)

OPERATING ACTIVITIES:
     Net loss                                                       (1,556,983)               (808,998)
     Add items not affecting cash
          Amortization                                               1,145,094                 251,335
          Interest on long term debt                                         -                  54,427

Net changes in current assets and current liabilities

     Accounts receivable                                               (62,122)                (77,819)
     Prepaid expenses                                                   35,062                  (9,631)
     Accounts payable and accrued liabilities                          698,628                 271,719
     Settlement holdback                                               350,000                       -
                                                               ---------------          --------------
Net Cash provided by (used for) Operating Activities                   609,679                (318,967)
                                                               ---------------          --------------
INVESTING ACTIVITIES

     Real property                                                    (187,326)                 (5,505)
     Acquisition of capital assets                                  (1,529,109)               (129,154)
     Patent                                                         (1,449,291)                (17,466)
     Restricted cash                                                  (208,561)                      -
     Goodwill                                                         (386,246)                      -
     Non-Compete                                                      (150,010)                      -
     Note receivable                                                    (8,800)                      -
     Intangible assets                                                   7,221                       -
     Deferred costs                                                          -                (162,738)
                                                               ---------------          --------------
Net cash used for Investing Activities                              (3,912,122)               (314,863)
                                                               ---------------          --------------
FINANCING ACTIVITIES

     Re-payment of long term debt                                   (1,121,280)                      -
     Proceeds from long term borrowing                                       -                 260,000
     Re-payment of capital lease liability                             (14,820)                (12,141)
     Proceeds from exercise of stock options                         4,123,750                 444,000
                                                               ---------------          --------------
Net cash provided by Financing Activities                            2,987,650                 691,859
                                                               ---------------          --------------

INCREASE (DECREASE) IN CASH                                           (314,793)                 58,029

Cash and Cash Equivalents, beginning of period                      11,528,850                  41,928
                                                               ---------------          --------------
Cash and Cash Equivalents, end of period                            11,214,057                  99,957
                                                               ===============          ==============